Third Amendment to

Fund Participation Agreement

Third Amendment to the Fund Participation Agreement dated January 1, 2013, as amended (the “Agreement”), made by and among FORETHOUGHT LIFE INSURANCE COMPANY (“Company”), an Indiana corporation, on its own behalf and on behalf of each separate account set forth on Schedule A of the Agreement, HARTFORD FUNDS MANAGEMENT COMPANY, LLC (“HFMC”), a Connecticut limited liability company, HARTFORD FUNDS DISTRIBUTORS, LLC. (“HFD”), a Connecticut corporation, and EACH INVESTMENT COMPANY LISTED ON SCHEDULE A of the Agreement, as it may be amended from time to time, each an open-end management investment company organized under the laws of the State of Maryland (the “Funds”).

In accordance with Article XIII, Section 13.11 of the Agreement, the parties hereby amend the Agreement as follows:

1.              Global Atlantic Distributors, LLC (‘‘GAD”), a broker-dealer registered under the 1934 Act, as amended (the “1934 Act”), and a member of the Financial Industry Regulatory Authority (“FINRA”), which serves as principal underwriter for the contracts of the Company, is hereby added a as a party to the Agreement; and

2.              Under Article VI. Fees and Expenses, paragraph 6.1 is deleted in its entirety and replaced with the following:

6.1.          Each Fund, the Distributor and the Adviser shall pay no fee or other compensation to the Company under this Agreement, and the Company shall pay no fee or other compensation to a Fund, the Distributor or the Adviser under this Agreement; provided, however, that (a) the parties will bear their own expenses as reflected in Schedule B and other provisions of this Agreement, and (b) the parties may enter into other agreements relating to the Company’s investment in a Fund or Portfolio, including services agreements. Notwithstanding the foregoing, pursuant to the distribution plans adopted by each Fund pursuant to Rule 12b-1 under the 1940 Act, and as contemplated by Section 3.2(b) of this Agreement, each Fund or Portfolio or class of shares thereof may pay the Distributor and the Distributor may pay GAD for activities primarily intended to result in the sale of Contracts or of Fund shares to the Accounts through which such Contracts are issued. Similarly, if a Fund or any Portfolio or any class of shares thereof adopts and implements a shareholder service plan pursuant to Rule 12b-l under the 1940 Act, or otherwise, then the Fund or the appropriate Portfolio or class of shares thereof shall pay the Distributor and the Distributor shall pay GAD, for activities related to personal services and/or maintenance of Contract Owner accounts as permitted by such plan.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement to be effective upon the date below.

Date:	12/18/17	Forethought Life Insurance Company
By its authorized officer

		By:	/s/ Robert M. Arena
		Name:	Robert Arena
		Title:	President

Date:	12/18/17	Global Atlantic Distributors, LLC
By its authorized officer

		By:	/s/ Robert M. Arena
		Name:	Robert Arena
		Title:	President

Date:	12/18/17	Hartford Funds Management Company, LLC
By its authorized officer

		By:	/s/ Gregory Frost
		Name:	Gregory A. Frost
		Title:	CFO

Date:	12/18/17	Hartford Funds Distributors, LLC
By its authorized officer

		By:	/s/ Gregory Frost
		Name:	Gregory A. Frost
		Title:	CFO

Date:	12/18/17	Each Investment Company Listed on Schedule A
By its authorized officer

		By:	/s/ John B. Ashley
		Name:	John Ashley
		Title:	Assistant Secretary